As filed with the Securities and Exchange Commission on April 20, 1998.
                                                      File No.  0-24030
                             SCHEDULE 14A
                            (Rule 14a-101)

               INFORMATION REQUIRED IN PROXY STATEMENT

                      SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a)
                 of the Securities Exchange Act of 1934
                          (Amendment No. ___)

Filed by the registrant                          |X|
Filed by a party other than the registrant       | |

Check the appropriate box:
 _
|_|   Preliminary proxy statement
|_| Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|x|   Definitive proxy statement
|_|   Definitive additional materials
|_|   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           THE PANDA PROJECT, INC.
            -------------------------------------------------

            (Name of Registrant as Specified in Its Charter)
            -------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of filing fee (Check the appropriate box):


|x|   No fee required.
| |   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
      0-11.

   (1)   Title of each class of securities to which transaction applies:

         ----------------------------------------------------

   (2)   Aggregate number of securities to which transaction applies:

         ----------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------

(4)     Proposed maximum aggregate value of transaction:

         ----------------------------------------------------

(5)     Total fee paid:

         ----------------------------------------------------


|_|   Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount previously paid:

         ----------------------------------------------------

     (2)   Form, Schedule or Registration Statement No.:

         ----------------------------------------------------

     (3)   Filing party:

         ----------------------------------------------------

     (4)   Date filed:

         ----------------------------------------------------

                           THE PANDA PROJECT, INC.
                               901 Yamato Road
                         Boca Raton, Florida  33431

             Notice of Annual Meeting of Shareholders to be Held
                          on Friday, May 15, 1998



     The Annual Meeting of Shareholders of The Panda Project, Inc. (the "Company") will be held on May 15, 1998 at the Marriott Crocker Center Hotel & Resort, 5150 Town Center Circle, Boca Raton, Florida at 10:00 a.m., local time, to consider and act upon the following matters:

  1.   To elect one director to serve until the 2001 Annual
       Meeting.

  2.   To approve the continuation of the Company's 1993
       Performance Incentive Plan.

  3. To approve an amendment to the Company's 1995 Employee Stock Incentive Plan increasing from 500,000 shares to 1,000,000 shares the number of shares of Common Stock of the Company authorized for issuance under the plan and placing a per-participant limit on the number of shares that may be awarded under the plan in any year.

  4.   To ratify the selection by the Board of Directors of Price
       Waterhouse LLP as the Company's independent accountants for the current fiscal year.

  5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 16, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The stock transfer books of the Company will remain open following the record date.

     All shareholders are cordially invited to attend the Annual Meeting.

                                By Order of the Board of Directors,




                                Stanford W. Crane, Jr.
                                President and Chief Executive Officer
Boca Raton, Florida
April 20, 1998


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                            THE PANDA PROJECT, INC.
                                901 Yamato Road
                          Boca Raton, Florida  33431

                               (561) 994-2300
                            ----------------------

                               PROXY STATEMENT

                            ----------------------
                        ANNUAL MEETING OF SHAREHOLDERS

                                 May 15, 1998

     This Proxy Statement has been prepared and is furnished by the Board of Directors of The Panda Project, Inc. (the "Company") in connection with the solicitation of proxies for the Annual Meeting of Shareholders of the Company to be held on May 15, 1998 (the "Annual Meeting"), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

     It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to shareholders on or about April 20, 1998. The Company's Annual Report, including audited financial statements for the nine months ended December 31, 1997, is being mailed or delivered concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material.

     A copy of the Company's Transition Report on Form 10-K for the nine months ended December 31, 1997 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written request to The Panda Project, Inc., 901 Yamato Road, Boca Raton, Florida 33431, Attention: Chief Financial Officer. Exhibits will be provided upon written request and payment of an appropriate processing fee.

     Only holders of record of the Company's common stock, $.01 par value (the "Common Stock"), on the books of the Company at the close of business on March 16, 1998, are entitled to vote at the Annual Meeting. On that date, there were 12,221,050 issued and outstanding shares of Common Stock entitled to vote on each matter to be presented at the Annual Meeting.

     Shares represented by a properly executed proxy received in time to permit its use at the Annual Meeting or any adjournment thereof will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted FOR the election of the nominee for director, FOR continuation of the Company's 1993 Performance Incentive Plan, FOR the increase in the number of shares authorized for issuance under the 1995 Employee Stock Incentive Plan from 500,000 shares to 1,000,000 shares and the per-participant limit on awards under the plan described below, FOR the ratification of the appointment of Price Waterhouse LLP as the independent certified public accountants of the Company for the fiscal year ending December 31, 1998, and in the discretion of the proxy holders as to any other matter which may properly come before the Annual Meeting. A shareholder who has given a proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice of revocation to the Secretary, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by facsimile transmission. The Company will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

     Abstentions and broker non-votes are counted determining the presence of a quorum at the Annual Meeting. The Company's By-Laws provide that the affirmative vote of a majority of the shares represented, in person or by proxy, and entitled to vote on a matter shall be the act of the shareholders, except as otherwise provided by law. The current Florida Business Corporation Act (the "Act") provides that directors are elected by a plurality of the votes cast and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the Act or the Company's Articles of Incorporation require a greater vote). Therefore, under the Act, as to all matters to be voted on by shareholders at the Annual Meeting, abstentions and broker non-votes have no legal effect on whether a matter is approved.

     You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope.

        PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The table below is based on information obtained from the persons named below with respect to the shares of Common Stock beneficially owned, as of January 15, 1998 (except as noted below), by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director,
(iii) each executive officer included in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group.

                                        Amount and
                                         Nature of       Percentage
                                         Beneficial     of Outstanding
Name and Address of Beneficial Owner    Ownership(1)    Shares Owned(2)
------------------------------------    ------------    ---------------

Stanford W. Crane, Jr. (3)...........    2,448,860            20.4%

William E. Ahearn (4)................       33,750              *

C. Daryl Hollis (5)..................       55,500              *

Melissa F. Crane (6).................      205,860             1.7%

James T.A. Wooder (7)(8).............    1,943,881            15.9%

Claud L. Gingrich (8)(9).............        3,000              *

Rao R. Tummala (8)(10)...............        1,000              *

Robert Toda (11).....................          516              *

Philippi Investments Ltd.
  70 York Street
  Suite 1700
  Toronto, Ontario M5J1S9 (12).......    1,922,449            14.9%

All executive officers and directors
as a group (7 persons) (13)..........    4,528,807            36.9%

-----------------
* Less than 1%.

(1) The number of shares of Common Stock beneficially owned by each person is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares of Common Stock which the individual has the right to acquire within 60 days after January 15, 1998 through the exercise of any stock option or other right. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) The number of shares deemed outstanding includes 12,215,522 shares outstanding as of January 15, 1998 plus any shares subject to options held by the person in question that are currently exercisable within 60 days after January 15, 1998.

(3) Includes 205,860 shares held by Mr. Crane jointly with his wife, of which 1,000 shares are issuable upon exercise of a warrant.

(4) Includes 28,000 shares issuable upon exercise of outstanding stock options exercisable with 60 days after January 15, 1998.

(5) Includes 31,500 shares issuable upon exercise of outstanding warrants and stock options exercisable within 60 days after January 15, 1998. Excludes 2,000 shares held by Mr. Hollis's wife, as to which he disclaims beneficial ownership.

(6) Includes 205,860 shares held by Ms. Crane jointly with her husband, of which 1,000 shares are issuable upon exercise of a warrant. Excludes 2,283,000 shares held by Ms. Crane's husband, as to which she disclaims beneficial ownership.

(7) Includes 1,922,449 shares deemed to be beneficially owned by Philippi Investments Ltd. Mr. Wooder is a Vice President of Helix
Investments (Canada) Inc., the sole shareholder of Helix (PEI) Inc., which is the sole shareholder of Philippi Investments Ltd. Also includes 1,500 shares issuable upon exercise of outstanding stock options exercisable within 60 days after January 15, 1998.

(8) Does not include an option to purchase 4,000 shares of Common Stock issuable to such director at the Annual Meeting under the Company's Nonemployee Director Stock Option Plan.

(9) Includes 1,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after January 15, 1998.

(10) Includes 1,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after January 15, 1998. Excludes 330 shares held by family members of Mr. Tummala, as to which he disclaims beneficial ownership.

(11) Excludes 1,300 shares held by family members of Mr. Toda, as to which he disclaims beneficial ownership. Mr. Toda resigned his position with the Company in November 1997. Does not include 24,000 shares issuable upon exercise of outstanding stock options which expired in February 1998.

(12) Includes 654,348 shares issuable upon exercise of outstanding warrants.

(13)    See footnotes (3) through (12) above.

                       ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide that the Board of Directors shall consist of not less than three nor more than nine members, the exact number of directors to be fixed by the Board of Directors. The Board of Directors has set the number of directors at four. The Board of Directors has three classes, each of whose members serve for a staggered three-year term. Currently, the Board consists of one Class I director (Claud L. Gingrich), one Class II director (Rao R. Tummala) and two Class III directors (James T. A. Wooder and Stanford W. Crane, Jr.). At each annual meeting of shareholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are expiring. At the Company's upcoming annual meeting, the Class I director will be elected for a term expiring at the 2001 Annual Meeting of Shareholders and until his successor is duly elected and qualified, subject to his earlier death, resignation or removal. The Board of Directors has nominated Claud L. Gingrich for election as Class I director at the Annual Meeting.

     The persons named in the accompanying form of proxy intend to vote all valid proxies received in favor of the election of Mr. Gingrich as Class I director unless authority is withheld.

     Set forth below is certain biographical information furnished to the Company by the director nominee. The nominee currently serves as a director of the Company. For a summary of stock ownership information concerning the director nominee, see "Principal Shareholders and Security Ownership of Management". In the event the nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for a substitute nominee. Management does not anticipate that such an event will occur. Also set forth below is certain information concerning the Class II and Class III directors, whose terms of office will continue after the Annual Meeting.

Nominee for Class I Director

     Claud L. Gingrich, age 52, has been a director of the Company since July 1996. Since 1985, Mr. Gingrich has been a Vice President and partner of L.A. Motley and Company, a consulting and lobbying firm with a practice in international trade and investment, which Mr. Gingrich co-founded.

          The Board of Directors recommends that shareholders vote "FOR" the nominee for director.

Continuing Class II Director

      Rao R. Tummala, age 55, has been a director since July 1996. Dr. Tummala has been a member of the faculty of the Georgia Institute of Technology serving as a Pettit Chair Professor in Electronics Packaging and Georgia State Research Scholar since 1993. From 1969 to 1993, Dr. Tummala was employed by International Business Machines Corporation where, from 1984 to 1993, he was an IBM Fellow.

Continuing Class III Directors

     James T.A. Wooder, age 43, has been a director of the Company since September 1994. Since November 1993, Mr. Wooder has served as Vice President of Helix Investments (Canada) Inc., and from December 1989 to November 1993, Mr. Wooder served as Vice President of Citibank Canada. Helix Investments (Canada) Inc. is sole shareholder of Helix (PEI) Inc., which is the sole shareholder of Philippi Investments Ltd., an owner of more than 5% of the Company's outstanding Common Stock. Mr. Wooder is also a director of Xinex Networks Inc., an emerging provider of integrated multimedia platforms (voice, video and data) for the global workplace based in Vancouver, Canada.

     Stanford W. Crane, Jr., age 47, has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in April 1992. Mr. Crane is married to Melissa F. Crane.

Board and Committee Meetings

     The Board of Directors of the Company held seven meetings during 1997. The Board has a standing Audit Committee and a standing Compensation and Stock Option Committee. The Compensation and Stock Option Committee and the Audit Committee met five times and two times respectively, during 1997. The Company does not have a nominating committee. During the most recent fiscal year, each director attended at least 75% of the meetings of the Board and any committee on which such director served.

     Mr. Gingrich and Mr. Wooder comprise the Audit Committee of the Board of Directors, the members of which make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the results of the audit engagement, approve professional services provided by the independent accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

      Mr. Gingrich and Dr. Tummala comprise the Compensation and Stock Option Committee of the Board of Directors, which makes recommendations to the Board regarding the executive and employee compensation programs of the Company and which administers the 1993 Performance Incentive Plan, the 1995 Employee Stock Incentive Plan and the Nonemployee Director Stock Option Plan. See "Report of Compensation and Stock Option Committee on Executive Compensation" below.

Directors' Compensation

     All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors who are not employees and do not otherwise receive compensation from the Company are entitled to a retainer of $2,000 per month for serving on the Board of Directors in addition to the reimbursement of reasonable expenses incurred at any meetings.

     In addition, each outside director participates in the Company's Nonemployee Director Stock Option Plan ("Director Plan"). Under this plan each outside director receives an option to purchase 4,000 shares of Common Stock at each annual meeting of shareholders of the Company. Such options have a per share exercise price equal to the fair market value of the Common Stock on the date of grant, vest annually in four equal installments beginning on the first anniversary of grant and, unless sooner terminated, expire five years from the date of grant. During 1997, Messrs. Gingrich, Tummala and Wooder each received an option to purchase 4,000 shares of Common Stock under the Director Plan at an exercise price of $3.81 per share. At the Annual Meeting, an additional option to purchase 4,000 shares of Common Stock will be granted to each of such directors.

Section 16 Reporting

      Federal securities laws require the Company's directors, certain of its officers, and persons owning beneficially more than ten percent of the Company's Common Stock to file reports of initial ownership and changes in ownership with Securities and Exchange Commission and the Company is required to disclose into this Proxy Statement any failure of the foregoing persons to file timely those reports during the year ended December 31, 1997. To the best of the Company's knowledge, based solely upon a review of copies of reports furnished to it and written representations that no other reports were required, all of the Company's directors, officers required to report, and greater than ten percent beneficial owners made all such filings timely, except that Dr. Tummala filed Form 4 late on one occasion.

                 COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation. The following table sets forth the compensation paid by the Company for services performed on the Company's behalf during the fiscal year ended March 31, 1997 and the nine-month transition period ended December 31, 1997 (the "Transition Period") with respect to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers as of December 31, 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE
                      -----------------------------------

                                           Annual           Long-Term
                        Fiscal            Compensation      Compensation    All Other
Name and Principal      Period       Salary          Bonus   Options (#)   Compensation
------------------      ------      -----------------------  -----------   ------------
Position
--------
Stanford W. Crane, Jr. Transition
  President, Chief       Period      $112,500    $   283<F1>   -         $7,200<F2>
  Executive Officer and   1997       $150,000    $   100<F1>   -         $7,613<F3>
  Chairman of the         1996       $150,000       -          -         $2,344<F4>
  Board                   1995       $150,000    $25,000       -           -

William E. Ahearn      Transition
  Vice President and     Period      $ 93,750    $   283<F1>   -         $5,400<F2>
  Chief Scientist         1997       $143,752    $50,100<F5> 70,000      $4,800<F2>
                          1996       $  8,814       -          -           -
                          1995           -          -          -           -

C. Daryl Hollis       Transition
  Executive Vice         Period      $ 93,750    $10,283<F6> 15,000      $7,200<F2>
  President, Secretary    1997       $ 93,754    $25,100<F7> 70,000      $4,800<F2>
  Treasurer and Chief     1996           -          -          -           -
  Financial Officer       1995           -          -          -           -

Melissa F. Crane      Transition
  Vice President of      Period      $ 41,779<F8>$25,155<F9> 50,000        -
  Strategic Business      1997           -          -          -           -
                          1996           -          -          -           -
                          1995           -          -          -           -

Robert Toda           Transition
  Former Vice           Period       $102,843       -          -         $2,100<F2>
  President Sales        1997        $ 85,235    $   100<F1>   -         $2,400<F2>
  and Marketing <F10>    1996            -          -          -           -
                         1995            -          -          -           -

<F1>  Holiday bonus.

<F2>  Car allowance.

<F3>  Consists of car allowance of $4,800 and Company contribution to 401(k) Plan of $2,183.

<F4>  Company contribution to 401(k) Plan.

<F5>  $50,000 bonus paid to Mr. Ahearn in connection with achieving certain performance objectives and $100 holiday bonus.

<F6>  $10,000 bonus paid to Mr. Hollis in connection with achieving certain performance objectives and $283 holiday bonus.

<F7>  $25,000 bonus paid to Mr. Hollis in connection with achieving certain performance objectives and $100 holiday bonus.

<F8>  Ms. Crane's employment with the Company commenced on August 13, 1997.  Her current annual salary is $125,000.

<F8>  $25,000 bonus paid to Ms. Crane in connection with achieving certain performance objectives and $155 holiday bonus.

<F10> Mr. Toda resigned his position with the Company in November 1997.

       Option Grants. The following table summarizes option grants during the Transition Period and the fiscal year ended March 31, 1997 to the Named Executive Officers:

                                   STOCK OPTION GRANTS

                                                                                  Potential
                                                                                  Realizable
                                           Percent                             Value at Assumed
                                           of Total                             Annual Rates of
                                           Options                               Stock Price
                                Options   Granted to   Exercise               Appreciation for
                        Fiscal  Granted   Employees     Price      Expiration  Option Term (2)
Name                    Period    (#)     In Period   ($/Share)(1)    Date      5%($)    10%($)
----                    ------    ---     ---------   ------------    ----     -------  --------
Stanford W.           Transition
  Crane, Jr.            Period     -          -            -           -          -        -
                         1997      -          -            -           -          -        -

William E. Ahearn     Transition
                        Period     -          -            -           -          -        -
                         1997    10,000<F3>  1.9%        $4.75      1/10/07   $ 29,900 $ 75,700
                                 60,000<F4> 11.5%        $7.88      8/6/08    $297,600 $753,600

C. Daryl Hollis       Transition
                        Period    5,000<F3>  2.0%        $6.13      9/19/07   $ 19,300 $ 48,850
                                 10,000<F3>  3.9%        $4.38      5/8/07    $ 27,500 $ 69,800
                         1997    20,000<F3>  3.8%        $4.75      1/10/07   $ 59,800 $151,400
                                 50,000<F4>  9.6%        $7.88      8/6/06    $248,000 $628,000

Melissa F. Crane      Transition
                        Period   50,000<F3> 19.6%        $6.13      9/19/07   $193,000 $488,500
                         1997      -          -            -           -          -        -

Robert Toda           Transition
                        Period     -          -            -           -          -        -
                         1997    20,000<F3>  3.8%        $4.75      1/10/07   $ 59,800 $151,400
                                 50,000<F4>  9.6%        $7.88      8/6/07    $248,000 $628,000

<F1> Equals fair market value of Common Stock on the date of grant.

<F2> Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term.  These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date of grant to their expiration date.
     Actual gains, if any, on stock option exercises will depend upon the future performance of the
     Common Stock and the date on which the options are exercised.

<F3> Options to purchase 20% of shares of Common Stock are exercisable six months from the date of grant; the remainder become exercisable in equal annual installments on the first, second, third and fourth anniversaries of grant.

<F4> Options to purchase 20% of shares of Common Stock are exercisable as of the date of grant; the remainder become exercisable in equal annual installments on the first, second, third and fourth anniversaries of grant.

Option Exercises and Year-End Values. None of the Named Executive Officers exercised any stock options during the Transition Period or the fiscal year ended March 31, 1997. The following table summarizes the value of options held by such persons as of December 31, 1997:

                              YEAR-END OPTION VALUES

                    Number of Unexercised         Value of Unexercised
                 Options at December 31, 1997     In-the-Money Options
                         Year-End (#)           December 31, 1997 ($) (1)
Name            Exercisable     Unexercisable  Exercisable  Unexercisable
----            -----------     -------------  -----------  -------------
Stanford W.
 Crane, Jr.          -              -              -               -
William E. Ahearn  26,000         44,000           -               -
C. Daryl Hollis    26,000         59,000         $366             1,464
Melissa F. Crane     -            50,000           -               -
Robert Toda        24,000(2)        -              -               -

------------------
(1) As of December 31, 1997, the closing sale price of the Company's Common Stock was $4.56 per share.

(2)  Mr. Toda's options expired in February 1998.

                    REPORT OF COMPENSATION COMMITTEE
                       ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"), which is composed of two non-employee directors. The Committee is responsible for establishing and administering the policies which govern both annual compensation and equity ownership programs. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the full Board of Directors. This report is submitted by the Committee and addresses the Company's policies for 1997 as they apply to Stanford W. Crane, Jr., the President and Chief Executive Officer of the Company, Messrs. Ahearn and Hollis and Ms. Crane.

Overview and Philosophy

     The Company's executive compensation program is designed to promote the following objectives:

    - To provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of the Company.

    - To align management's interests with the success of the Company by placing a portion of the executive's compensation at risk in relation to the Company's performance.

    - To align management's interests with stockholders by including long-term equity incentives.

     The Committee believes that the Company's executive compensation program provides an overall level of compensation that is competitive within its industry and among companies of comparable size and complexity. To ensure that compensation is competitive, the Company regularly compares its compensation practices with those of other similar companies and sets its compensation guidelines based on this review. The Committee also seeks to achieve an appropriate balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies and attempts to maintain an appropriate mix of salary and incentive compensation. While compensation data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance.

Executive Compensation Program

     The Company's executive compensation program consists of base salary, periodic incentive compensation and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs which are generally available to all employees of the Company, such as medical and 401(k) savings plans.

     Base Salary

     At the beginning of each fiscal year, the Committee establishes an annual salary plan for the Company's senior executive officers based on recommendations made by the Company's Chief Executive Officer. The Committee attempts to set base salary compensation within its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. Because of the Company's limited operating history, the Committee has not previously reviewed compensation for comparable positions by reviewing published compensation data as part of its efforts to set the annual cash compensation for Company executives. Instead, the Committee has attempted to base salary determinations both upon the Company's financial performance and upon the individual's performance as measured by certain subjective non-financial objectives. These non-financial objectives include the individual's contribution to the Company as a whole, including his or her ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

     Annual and Long-Term Incentive Compensation

     The Company has no formal bonus program for its key employees, although the Committee may consider adopting such a program during the current fiscal year. Occasionally, bonus payments may be made to key employees based on the achievement of agreed upon performance objectives or as a part of the recruitment process. During the fiscal year ended March 31, 1997, a bonus of $50,000 was awarded to Mr. Ahearn and a bonus of $25,000 was awarded to Mr. Hollis based upon their respective achievement of agreed upon performance objectives. During the Transition Period, a bonus of $10,000 was awarded to Mr. Hollis and a bonus of $25,000 was awarded to Ms. Crane based upon their respective achievement of agreed upon performance objectives.

     The Company's stock option plans are designed to promote the identity of long-term interests between the Company's employees and its shareholders and to assist in the retention of executives. The size of option grants is generally intended by the Committee to reflect the executive's position with the Company and his or her contributions to the Company. Stock options generally vest over a four-year period in order to encourage key employees to continue in the employ of the Company. Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant; however, the Company reserves the right to grant stock options having exercise prices less than the fair market value of the Common Stock on the date of grant, to modify the terms of existing options and to reprice the options as an incentive for employees to remain with the Company.

     Benefits

     The Company's executive officers are entitled to receive medical and life insurance benefits and to participate in the Company's 401(k) Retirement Savings Plan on the same basis as other full-time employees of the Company.

     The amount of perquisites, as determined in accordance with the rules of the Securities Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for 1997 for any of the Named Executive Officers.

     Summary of Compensation of Chief Executive Officer

     For the fiscal year ended March 31, 1997, Mr. Crane, the Company's President and Chief Executive Officer, received a salary of $150,000 and a holiday bonus of $100. For the Transition Period, Mr. Crane received a salary of $112,500 and a holiday bonus of $283. The amount of Mr. Crane's base salary and provisions for bonus payments to him are included in an employment agreement between the Company and him. See "Employment Agreements".

     Compliance with Internal Revenue Code Section 162(m)

     The Company does not believe Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on the Company. The Compensation Committee intends to review the potential effect of Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to comply
with Section 162(m).    The Compensation Committee has approved the per-
participant limitations included in the Company's 1993 Performance Incentive Plan and proposed to be included in the Company's 1995 Employee Stock Incentive Plan as a means of preserving flexibility in structuring executive officer compensation.

                                 COMPENSATION AND STOCK OPTION COMMITTEE


                                 Claud L. Gingrich
                                 Rao R. Tummala


Comparative Stock Performance

     The graph below compares cumulative total stockholder return on the Company's Common Stock during the period from May 17, 1994 (the date on which the Company's Common Stock was first registered under the Securities Exchange Act of 1934) through December 31, 1997 with the cumulative total return over the same period of (i) the Nasdaq Computer Index and (ii) a peer group of publicly-traded companies selected by the Company for purposes of this comparison (the "Peer Group"). This graph assumes the investment of $100 at the close of trading on May 17, 1994 in the Company's Common Stock, the Nasdaq Computer Index and the Peer Group and assumes reinvestment of dividends. Measurement points are May 17, 1994, March 31, 1996, March 31, 1996, March 31, 1997 and December 31,
1997.

                     COMPARATIVE STOCKHOLDER RETURNS
        The Panda Project, Inc., Nasdaq Computer Index and Peer Group*
              (Performance results from 5/17/94 through 12/31/97)






















*     The Peer Group includes the following companies: Adaptec, Inc.
(ADPT), Auspex Systems, Inc. (ASPX), LSI Logic Corporation (LSI),
National Semiconductor Corporation (NSM) and VLSI Technology (VLSI). The stockholder returns of each such company have been weighted to reflect relative stock market capitalization.

Compensation and Stock Option Committee Interlocks and Insider
Participation

     The members of the Compensation and Stock Option Committee are Rao
R. Tummala and Claud L. Gingrich. No member of the Compensation and Stock Option Committee was at any time during the Transition Period, fiscal year 1997, or formerly, an officer or employee of the Company or any subsidiary of the Company.

Employment Agreements

     Mr. Crane entered into an employment agreement with the Company on November 8, 1993, as amended and restated on February 22, 1994, which expires on January 1, 1999 (subject to certain termination provisions). Under this agreement Mr. Crane receives an annual base salary of $150,000. Mr. Crane is also eligible to receive discretionary bonuses as determined by the Board of Directors. Furthermore, the agreement provides that Mr. Crane is entitled to participate in any medical, stock option and benefit plans that the Company may establish.

     Mr. Crane's employment is terminable at will by Mr. Crane upon six months' prior notice, and is terminable by the Company for cause at any time or in the event that Mr. Crane becomes disabled and, as a result, is unable to perform his obligations under the agreement for three consecutive months. In the event that the agreement is terminated other than as a result of Mr. Crane's death or disability or for cause, Mr. Crane will be entitled to receive an amount equal to the greater of $150,000 or his annual compensation for the preceding calendar year. In addition, Mr. Crane has agreed not to compete with the Company for a period of two years after the termination of his employment provided he receives payments during that period equal to twice the greater of $150,000 or his salary at the time of such termination, calculated on an annualized basis.

     Mr. Crane has assigned to the Company all improvements or related discoveries or inventions developed or conceived by him during the term of the agreement and the two-year non-competition period which (i) relate to the technology assigned by Mr. Crane to the Company pursuant to the assignment by Mr. Crane in November 1993 of all of his rights to certain prefabricated semiconductor packaging, printed circuit board technology and computer technologies and products, including VSPA, Compass PGA, Well Tech printed circuit board technology and Archistrat 4 Computers, as well as certain other products and technology being developed by him on behalf of the Company, and all related proprietary information (the "Crane Assignment"), or (ii) would enable the development of replacements for the products developed by the Company. See "Certain Relationships and Related Transactions."

     Mr. Crane's employment agreement also provides that he may develop products or technologies ("Unrelated Investigations") unrelated to the Company's technology and proposed products provided that the cost to the Company of such Unrelated Investigations is not significant in the reasonable judgment of the Company's Board of Directors. Mr. Crane has agreed to disclose the results of any Unrelated Investigations to the Company and negotiate in good faith the terms pursuant to which the Company may participate in any such products or technology. If no agreement is reached, Mr. Crane may independently commercialize such products or technology, but will pay the Company a 5% royalty on any sales, licensing fees or other remuneration he receives with respect to Unrelated Investigations.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Upon the formation of the Company in April 1992, the Company issued 2,283,000 shares of Common Stock to Mr. Crane in connection with Mr. Crane's agreement to assign and license to the Company certain technology and products. Such license agreement (the "Crane-Panda License") was amended in January 1996.

     Under the Crane-Panda License, Mr. Crane has granted the Company the nonexclusive right to utilize the Compass Connector, a key component in the commercialization of the Company's Archistrat Computers and the development and commercialization of the Compass PGA product. The Crane-Panda License was executed in connection with the conversion to a nonexclusive license of the 3M License described below. Under the Crane-Panda License, the Company is required to pay Mr. Crane a royalty on any sales of Compass Connectors as discrete parts in the amount of 5% of the net sales price for the first five years of the term of the agreement, 2.5% of the net sales price for the next five years of the term of the agreement and 2% of the net sales price thereafter, provided that no royalty is payable until aggregate net sales of the Compass Connector as discrete parts exceed $100,000. The royalty rate will be reduced after the fifth anniversary of the agreement if no patent remains in effect with respect to the Compass Connector. No royalty is payable on sales of the Compass Connector as incorporated in the Archistrat Computers or other computer system or assembly. The Company may grant sublicenses under the Crane-Panda License, but only for the use of products as incorporated in the Archistrat Computers or other computer system or assembly. To date, there have been no sales requiring the payment of royalties to Mr. Crane under the Crane-Panda License. The Crane-Panda License obligates the Company to maintain proprietary information relating to the Compass Connector on a confidential basis, notify Mr. Crane of any evidence of infringement with respect to the Compass Connector and related technology, and cooperate with Mr. Crane to contest any such infringement. In the event that the Company becomes bankrupt or insolvent or defaults in any of its material obligations under the Crane-Panda License and fails to cure any such defaults within specified cure periods, Mr. Crane may terminate the Crane-Panda License. The Company is substantially dependent upon the Crane-Panda License. The termination of the agreement under any circumstances would have a material adverse effect on the Company. There can be no assurance that conflicts of interest will not arise with respect to the Crane-Panda License or that such conflicts will be resolved in a manner favorable to the Company. In addition, Mr. Crane retains ownership of the Compass Connector technology, and has the right to grant licenses to or otherwise transfer rights to the Compass Connector technology to third parties.

     In September 1992, Mr. Crane granted an exclusive license (the "3M License") to Minnesota Mining and Manufacturing Co. ("3M") to develop, manufacture, use and sell the Compass Connector other than as part of a computer system. In February 1996, Mr. Crane and 3M agreed to convert the 3M License to a nonexclusive license. Pursuant to the 3M License, Mr. Crane is entitled to receive from 3M, in general, a 5% royalty (decreasing to 2.5% after five years, and to 2% after ten years) on net sales of the Compass Connector (including sales to the Company). The 3M License provides in certain circumstances for the payment of a royalty to Mr. Crane. As of April 20, 1998, Mr. Crane had received no such payments.

     In October 1993, the Company settled litigation with Jack R. Moore and Gary Marvel, former officers and promoters of the Company. In connection with the settlement, the former officers, or their designees, received 197,860 shares of the Company's Common Stock which were being held by an escrow agent (the "Escrowed Shares") subject to the Company's or its assignee's right to repurchase them. In February 1994, the Company's rights to purchase the Escrowed Shares were assigned to Mr. Crane in connection with his employment agreement. In March 1996, Mr. Crane purchased the Escrowed Shares for an aggregate purchase price of $312,000.

     In July 1996, Mr. Crane purchased 1,000 shares of Common Stock from the Company at a purchase price of $9.00 per share in connection with a private placement financing and warrants to purchase 1,000 shares of Common Stock in connection with such purchase having a term of five years and an exercise price of $11.00 per share.

     In October 1996, the Company and Mr. Crane entered into a license agreement with LG Cable & Machinery Ltd. ("LG") whereby LG was granted a license with respect to Compass Connector technology owned by Mr. Crane and certain enhanced Compass Connector technology owned by the Company. The license granted to LG is non-exclusive except for certain limited exclusive manufacturing rights with respect to specified Asian countries. The $1 million license fee will be split equally between Mr. Crane and the Company. In addition, the Company and Mr. Crane are entitled to receive royalties on sales of the Compass Connector products by LG or its affiliates, which will be split equally between Mr. Crane and the Company. As of April 20, 1998, Mr. Crane had received an aggregate of $200,000 in payments under this Agreement.

     In July 1995, Helix (PEI) Inc., a holder of more than 10% of the Company's outstanding Common Stock and an affiliate of Mr. Wooder, purchased 54,348 Units from the Company at a purchase price of $73.60 per Unit in connection with a private placement financing, resulting in the issuance to Helix (PEI) Inc. of 163,044 shares of Common Stock and warrants to purchase 54,348 shares of Common Stock for aggregate consideration of approximately $4.0 million.

     In July 1996, Helix (PEI) Inc. purchased 200,000 shares of Common Stock from the Company at a purchase price of $9.00 per share in connection with a private placement financing and warrants to purchase 200,000 shares of Common Stock in connection with such purchase having a term of five years and an exercise price of $11.00 per share.

     In December 1997 and January 1998, the Company received loans from Helix (PEI) Inc. in the aggregate amount of $2 million dollars. In connection with these loans, the Company also issued Helix warrants having a term of two years entitling Helix to purchase an aggregate of 400,000 shares of Common Stock at exercise prices ranging from $4.00 to $4.50 per share. The outstanding principal of these loans was repaid to Helix in full on February 28, 1998. Interest aggregating $33,945 was paid in February and March 1998.

     In August 1997, the Company hired Melissa Crane, wife of Stanford W. Crane, Jr., as Director of Strategic Business at an annual salary of $100,000 per year. In September 1997, Ms. Crane was granted an option to purchase 50,000 shares of Common Stock at an exercise price of $6.13 per share. In November 1997, the Board of Directors elected Ms. Crane Vice President of Strategic Business and authorized an increase in her annual salary to $125,000 per year. See "Executive Compensation".

     With respect to each transaction between the Company and an affiliate of the Company, a majority of the disinterested members of the Board of Directors determined that such transactions were on terms at least as fair as had they been consummated with unrelated third parties.

             CONTINUATION OF 1993 PERFORMANCE INCENTIVE PLAN

     On December 29, 1993, the Company's Board of Directors adopted and its shareholders subsequently approved the 1993 Performance Incentive Plan (the "1993 Incentive Plan"), pursuant to which officers and key employees of the Company may be granted stock options, stock appreciation rights and shares of restricted stock. The 1993 Incentive Plan provides that, at any given time, the maximum number of shares of Common Stock with respect to which stock options or stock appreciation rights may be granted or which may be issued pursuant to restricted stock awards will equal the greater of 5% of the number of shares of Common Stock that were outstanding in the immediately preceding fiscal year of the Company or 250,000 shares; however, the maximum number of shares issuable pursuant to the 1993 Incentive Plan will be increased by the number of shares with respect to which rights previously granted had expired unexercised. As of February 28, 1998 there were 327,350 shares of Common Stock available for grant under the 1993 Incentive Plan.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million in any year paid to the Company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In particular, income recognized upon the exercise of a stock option generally is not subject to the deduction limit if the option was issued under a plan approved by shareholders that provides a limit to the number of shares that may be issued under the plan to any individual.

     Options granted under the 1993 Incentive Plan to date comply with
Section 162(m) pursuant to a transition rule that temporarily exempts plans adopted while a company is privately held. To remain in compliance, the 1993 Incentive Plan must be approved by the Company's public shareholders no later than the first meeting of shareholders at which directors are to be elected that occurs after the expiration of three calendar years following the year in which the Company's initial public offering was completed. Accordingly, on April 6, 1998, the Board of Directors voted to present the 1993 Incentive Plan, which includes a per participant limit in compliance with Section 162(m), to the shareholders for ratification. The 1993 Incentive Plan provides that the maximum number of shares of Common Stock with respect to which options and other stock-based awards may be granted to any participant in a three-year period shall be 100,000 shares. If the shareholders do not approve the continuation of the 1993 Incentive Plan, the Company will no longer grant awards under such plan.

     The Compensation and Stock Option Committee (the "Committee") administers the 1993 Incentive Plan and determines the price and other terms upon which awards will be made. Stock options may be granted either in the form of incentive stock options or non-statutory stock options. The option exercise price of incentive stock options and options intended to qualify as qualified performance-based compensation under Section 162(m) of the Code may not be less than the fair market value of the Common Stock as of the date of grant. While the Company currently anticipates that most grants under the 1993 Incentive Plan will consist of stock options, the Company may grant stock appreciation rights, which represent rights to receive any excess in value of shares of Common Stock over the exercise price, or restricted stock awards, which entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their purchase price in the event the conditions specified in the awards are not satisfied. As of February 28, 1998, options to purchase an aggregate of 327,350 shares of Common Stock at exercise prices ranging from $2.75 to $14.25 per share were outstanding under the 1993 Incentive Plan. As awards under the 1993 Incentive Plan are discretionary, the Company cannot now determine the number of awards to be received by the Company's named executive officers, by current executive officers as a group, by non-employee directors as a group or by all non-executive officers as a group. The number of such awards shall be determined by the Committee pursuant to the terms of the 1993 Incentive Plan.

     Payment of the exercise price for options issued under the 1993 Incentive Plan may be made in full in cash or, with the consent of the Committee, in Common Stock or by a promissory note payable to the order of the Company. Such payment may also, with the consent of the Committee, consist of a cash down payment and delivery of a promissory note in the amount of the unpaid exercised price. Such payment may also be made in such other manner the Committee determines is appropriate.

     The stock options and stock appreciation rights granted under the 1993 Incentive Plan shall not be transferable other than by will or the by the laws of descent and distribution. If not sooner terminated, each stock option and stock appreciation right granted under the 1993 Incentive Plan shall expire not more than ten years from the date of grant; provided, that incentive stock options granted to optionees who own more than 10% of the total combined voting stock of the Company shall expire not more than five years after the date of grant.

     The 1993 Incentive Plan may be terminated at any time by the Board of Directors. Unless sooner terminated, the Plan shall terminate on December 29, 2003. The Board of Directors shall have the right with or without approval of the shareholders of the Company, to amend or revise the terms of the 1993 Incentive Plan at any time, provided that no such amendment or revision shall (i) increase the maximum number of shares in the aggregate which are subject to the plan (except in connection with stock splits or similar events), change the class of persons eligible to be participants under the plan, materially increase the benefits accruing to participants under the plan or change the maximum number of shares subject to stock options, stock appreciation rights and restricted stock that may be issued to any participant during the three-year period described above without approval or ratification by the shareholders of the Company or (ii) change the stock option price (except in connection with stock splits or similar events) or alter or impair any stock option, stock appreciation right or restricted stock which shall have been previously granted or awarded under the plan, without the consent of the holder.

     The Board believes that the success of the Company depends, in large part, upon its ability to remain competitive in attracting, retaining and motivating key personnel. Accordingly, the Board recommends that shareholders vote "FOR" continuation of the 1993 Incentive Plan.

            AMENDMENT OF 1995 EMPLOYEE STOCK INCENTIVE PLAN

     On November 2, 1995, the Company's Board of Directors adopted the 1995 Employee Stock Incentive Plan (the "1995 Incentive Plan"), pursuant to which officers and key employees of the Company may be granted stock options, stock appreciation rights and shares of restricted stock. The 1995 Incentive Plan was approved by the shareholders on August 16, 1996. Currently 500,000 shares of Common Stock are authorized for issuance under the 1995 Incentive Plan. As of February 28, 1998, options to purchase 330,500 shares of Common Stock were outstanding under the 1995 Incentive Plan. Accordingly, on April 6, 1998, the Board of Directors voted, subject to shareholder approval, to amend the 1995 Incentive Plan to authorize the issuance of up to 1,000,000 shares of Common Stock under the plan.

     The 1995 Incentive Plan does not currently contain a per-participant limit on awards under the plan. Consequently, pursuant to Section 162(m) of the Code, income in excess of $1 million recognized in any year by the Company's chief executive officer or four other most highly compensated executive officers upon exercise of an option or other award issued under the plan is not deductible by the Company for federal income tax purposes. See "Continuation of 1993 Performance Incentive Plan" above. In connection with the increase described above in the number of shares of Common Stock authorized for issuance under the 1995 Incentive Plan, the Board of Directors voted, subject to shareholder approval, to amend the plan to include a per-participant limit on awards so as to permit deductibility of such income with respect to option shares in excess of the 500,000 shares of Common Stock currently authorized for issuance. As amended, the 1995 Incentive Plan thus provides that with respect to the additional 500,000 shares of Common Stock for which authorization is being sought at the Annual Meeting, the maximum number of shares of Common Stock with respect to which future options and stock-based awards may be granted to any participant in the plan in any calendar year shall be 200,000 shares.

     The Committee administers the 1995 Incentive Plan and determines the price and other terms upon which awards will be made. Stock options may be granted either in the form of incentive stock options or non-statutory stock options. The option exercise price of incentive stock options and options intended to qualify as performance-based compensation under
Section 162(m) of the Code may not be less than the fair market value of the Common Stock as of the date of grant. While the Company currently anticipates that most grants under the 1995 Incentive Plan will consist of stock options, the Company may grant stock appreciation rights, which represent rights to receive any excess in value of shares of Common Stock over the exercise price, or restricted stock awards, which entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their purchase price in the event the conditions specified in the awards are not satisfied.
As of February 28, 1998, options to purchase an aggregate of 330,500 shares of Common Stock at exercise prices ranging from $4.75 to $44.25 per share were outstanding under the 1995 Incentive Plan. As awards under the 1995 Incentive Plan are discretionary, the Company cannot now determine the number of awards to be received by the Company's named executive officers, by current executive officers as a group, by non-employee directors as a group or by all non-executive officers as a group. The number of such awards shall be determined by the Committee pursuant to the terms of the 1995 Incentive Plan.

     Payment of the exercise price for options issued under the 1995 Incentive Plan may be made in full in cash or, with the consent of the Committee, in Common Stock or by a promissory note payable to the order of the Company. Such payment may also, with the consent of the Committee, consist of a cash down payment and delivery of a promissory note in the amount of the unpaid exercised price. Such payment may also be made in such other manner the Committee determines is appropriate.

     The stock options and stock appreciation rights granted under the 1995 Incentive Plan shall not be transferable other than by will or the by the laws of descent and distribution. If not sooner terminated, each stock option and stock appreciation right granted under the 1995 Incentive Plan shall expire not more than 10 years from the date of grant; provided, that incentive stock options granted to optionees who own more than 10% of the total combined voting stock of the Company shall expire not more than five years after the date of grant.

     The 1995 Incentive Plan may be terminated at any time by Board of Directors. Unless sooner terminated, the Plan shall terminate on November 2, 2005. The Board of Directors shall have the right with or without approval of the shareholders of the Company, to amend or revise the terms of the 1995 Incentive Plan at any time, provided that no such amendment or revision shall (i) increase the maximum number of shares in the aggregate which are subject to the Plan (except in connection with stock splits or similar events), (ii) change the class of persons eligible to be participants under the plan, or (iii) or alter or impair any stock option, stock appreciation right or restrictive stock which shall have been previously granted or awarded under the plan without the consent of the holder.

     The Board believes that the success of the Company depends, in large part, upon its ability to remain competitive in attracting, retaining and motivating key personnel. Accordingly, the Board recommends that shareholders vote "FOR" the increase in the numbers of shares authorized for issuance under the 1995 Incentive Plan.

Federal Income Tax Consequences of Stock Plans

     The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to awards granted under the 1993 Incentive Plan and 1995 Incentive Plan (the "Plans") and with respect to the sale of Common Stock acquired under the Plans.

     Incentive Stock Options

     In general, a participant will not recognize regular taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize a capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

     Nonstatutory Stock Options

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

     Stock Appreciation Rights

     A participant will not recognize taxable income upon the grant of a stock appreciation right. Instead, a participant generally will recognize as ordinary compensation income any cash delivered and the fair market value of any Common Stock delivered in payment of an amount due under a stock appreciation right.

     Upon selling any Common Stock received by a participant in payment of an amount due under a stock appreciation right, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock. This capital gain or loss will be long-term or loss if the participant has held the Common Stock for more than one year prior to the date of sale.

     Restricted Stock

     A participant will not recognize taxable income upon the grant of a restricted stock award, unless the participant makes an election under
Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a
Section 83(b) Election is not made, or just after the award is granted if a Section 83(b) Election is made.

     Tax Consequences to the Company

     The grant of an award under the Plans will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the Plans will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Plan, including as a result of the exercise of a nonstatutory stock option, a Disqualifying Disposition, or a Section 83(b) Election. Any such deduction will be subject to the limitation of Section 162(m) of the Code.

                    RATIFICATION OF APPOINTMENT OF
               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of Price Waterhouse LLP to continue as independent certified public accountants for the Company for the fiscal year ending December 31, 1998. Price Waterhouse LLP has been acting as independent certified public accountants of the Company since 1993. Unless otherwise indicated, properly executed proxies will be voted for the ratification of the appointment of Price Waterhouse LLP, independent certified public accountants, to audit the books and accounts of the Company for the fiscal year ending December 31, 1998.

     Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from shareholders.

     The Board recommends that shareholders vote "FOR" the ratification of the appointment of Price Waterhouse LLP as independent public accountants for the Company for the fiscal year ending December 31, 1998.

                        SHAREHOLDER PROPOSALS

     Shareholder proposals which are to be considered for inclusion in the proxy materials of the Company for its 1999 Annual Meeting of Shareholders must be received by the Company by December 16, 1998.

                        ADDITIONAL INFORMATION

     The Board of Directors is not aware of any matters to be presented at the meeting other than the matters described herein and does not intend to bring any other matters before the meeting. However, if any other matters should come before the meeting, or any adjournment thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

     Kindly date, sign and return the enclosed proxy card.

                                   By Order of the Board of Directors

                                   STANFORD W. CRANE, JR.
                                   President and Chief Executive Officer

April 20, 1998

PROXY                  THE PANDA PROJECT, INC.                 PROXY


 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 15, 1998

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
COMPANY


     The undersigned, revoking all prior proxies, hereby appoint(s) Stanford W. Crane, Jr. and C. Daryl Hollis, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of The Panda Project, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the Marriott Crocker Center Hotel & Resort, 5150 Town Center Circle, Boca Raton, Florida on Tuesday, May 15, 1998, at 10:00 a.m., local time, and at any adjournment thereof (the "Meeting").

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.
     ----------------------------------------------------------------
            (Continued, and to be signed, on reverse side)


1. To elect the following nominee to serve as a director until the 2001 Annual Meeting of Shareholders

     NOMINEE:  Claud L. Gingrich


     /  /  FOR the nominee           /  /   WITHHOLD authority to vote
                                            for the nominee


2.   To approve the continuation of the Company's 1993 Performance
Incentive Plan.

          /  /   FOR         /  /   AGAINST       /  /   ABSTAIN


3.   To approve an amendment to the Company's 1995 Employee Stock
Incentive Plan increasing from 500,000 to 1,000,000 shares in the number of shares of Common Stock issuable under the Plan and placing a per participant limit on the number of shares that may be awared under the Plan in any year.

          /  /   FOR         /  /   AGAINST       /  /   ABSTAIN


4.   To ratify the selection by the Board of Directors of Price
Waterhouse LLP as the Company's independent accountants for the current fiscal year.

          /  /   FOR         /  /   AGAINST       /  /   ABSTAIN


   PLEASE FILL IN, DATE, SIGN AND MAIL IN THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.


                   Dated ......................................, 1998


                   ..................................................
                                        Signature


                   ..................................................
                                Signature if held jointly

                   Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.